Exhibit 10.46

SOUTHERN COMMUNITY BANK AND TRUST

Amendment # 2 to the
Salary Continuation Agreement of
James Hastings

This Amendment #2 (herein referred to as the “Amendment”) to the Salary Continuation Agreement (herein referred to as the “Original Agreement”) that was entered into on 4th day of June, 2008, by and between Southern Community Bank and Trust, a North Carolina-chartered bank (herein referred to as the “Bank”), and James Hastings, its Executive Vice President/Chief Financial Officer (herein referred to as the “Executive”).

WHEREAS, Section 7.1 of the Original Agreement provides that the Original Agreement may be modified by the mutual written contest of both the Bank and the Executive;

WHEREAS, the Bank and the Executive believe it to be in the best interest of each party to modify the benefit amount payable under the Original Agreement, and therefore do hereby mutually agree to “freeze” the Executive’s “Accrual Account” as of December 31, 2010 as defined in Section 1.1 of the Original Agreement. The Amount of such frozen Accrual Account as of December 31, 2010 is $65,211;

WHEREAS, the amount of the Executive’s frozen “Accrued Account” as of December 31, 2010 shall be converted to a monthly Life Annuity in accordance with the Actuarial (Actuarially) Equivalent factors as provided in Section 1.2(a) of the Original Agreement and such new amount shall be payable as of his Normal Retirement Date in accordance with Section 2.1(a).

WHEREAS, the Executive understands and agrees that no additional benefits shall accrue under the Original Agreement as amended by this Amendment #2 after December 31, 2010, until such time that the Executive and the Bank mutually agree in writing to a change in future benefit accruals.  The Executive understands that the Bank will review the Original Agreement and this Amendment #2 for reinstatement in 2012.

WHEREAS, the Bank and the Executive intend that this Amendment # 2 shall supersede the amount of monthly (and annual) benefits previously provided in Section 2.1(a) of the Original Agreement.

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Bank hereby agree as follows:

Section 2.1	Normal Retirement Benefit is amended by deleting the current subsection (a) and replacing it in its entirety with the following new subsection (a):

(a)
Amount of Normal Form of benefit. The annual Normal Retirement benefit under this Section 2.1 is $11,009, which shall be paid in monthly installments in the monthly amount of $917 for the Life of the Executive (Normal Form is a Life Annuity).

IN WITNESS WHEREOF, the Executive and a duly authorized officer of the Bank have executed this Amendment # 2 to the Salary Continuation Agreement as of this 16th day of December, 2010.

Executive:	Southern Community Bank and Trust:

/s/ James Hastings	By:	/s/ F. Scott Bauer
James Hastings
Title:	Chief Executive Officer